UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2012

REGIONS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-50831	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 FIFTH AVENUE NORTH

BIRMINGHAM, ALABAMA 35203

(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (205) 944-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) In 2009, the Compensation Committee of the Board of Directors (the “Committee”) of Regions Financial Corporation (the “Company”) amended the compensation of certain senior executive officers (including all of the Company’s named executive officers (“NEOs”)) in order to comply with the Interim Final Rule on TARP Standards for Compensation and Corporate Governance (the “TARP Compensation Standards”) issued by the U.S. Department of the Treasury in June 2009.

Salary stock was a form of compensation contemplated under the TARP Compensation Standards as a type of compensation linked to stockholder interests. The Committee elected to issue salary stock as part of the Company’s compensation programs beginning in 2009.

As previously reported, the Company has repurchased the preferred stock issued to the U.S. Department of Treasury under the TARP Capital Purchase Program. On April 19, 2012, the Committee terminated the salary stock arrangements for all NEOs pursuant to the previously disclosed salary stock agreements with the NEOs, effective for the payroll period beginning April 15, 2012.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On April 25, 2012, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware effecting the elimination of the Certificate of Designation of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”). On April 4, 2012 the Company completed its repurchase of the 3,500,000 million shares of Series A Preferred Stock issued to the U.S. Treasury under the TARP Capital Purchase Program. No shares of the Series A Preferred Stock remain outstanding after the repurchase. Following the filing of the Certificate of Elimination, a copy of which is attached hereto as Exhibit 3.1 and is incorporated by reference herein, all previously-authorized shares of the Series A Preferred Stock resumed the status of undesignated shares of the Company’s preferred stock, par value $1.00 per share.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

3.1	Certificate of Elimination of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A of Regions Financial Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

By:	/s/ Fournier J. Gale, III
Name:	Fournier J. Gale, III
Title:	Senior Executive Vice President,
General Counsel and Corporate
Secretary

Date: April 25, 2012